EXHIBIT 99.5

Subject: Transcript of CEO video address to employees

Audience: PGi employees worldwide

Channel: Video hosted in PGi intranet

Hello everyone. Boland here. I’d like to share with you today some exciting news from PGi—news that reflects the beginning of a new chapter in our long and successful history.

Today, PGi entered into an agreement to be acquired by Siris Capital Group, a leading private equity firm specializing in investments in technology companies like ours. Following the completion of this transaction—which is subject to customary closing conditions for this type of transaction—PGi will be wholly owned by Siris and will no longer be a publicly traded company.

This is big news, and I wanted to personally speak to you today to answer a few of the questions I know you all may have.

Let me start out by saying that I could not be prouder of what we’ve accomplished together in these last twenty-plus years. Everything we’ve asked you to do, you’ve executed on. And our on-going results reflect your hard work and dedication.

PGi is a recognized global leader in unified communications and collaboration. We’ve built a world-class base of customers and strategic alliance partners—and a reputation for delivering best-in-class products, services and support. And we built from scratch a software business that is quickly approaching a hundred million dollar run-rate over the last four years.

Our strategy is working.

Siris approached us because they too recognize our many accomplishments. They believe in our ability to continue to execute on our strategy and further capitalize on the significant growth opportunities in the UC&C market.

After a thorough evaluation process, our Board of Directors viewed Siris’ proposal as a compelling transaction that enables us to deliver immediate value to our shareholders and continue to deliver substantial benefits to our customers, strategic alliance partners and employees.

Siris has an unparalleled track record of helping companies just like PGi succeed in their goals. The investment they are making in PGi is a clear endorsement of our strategy and a confirmation of the future potential they see in our company. With their investment—and guidance—we can further refine and accelerate our strategy and deliver even more value to our constituents.

And finally, I’m sure you’re wondering: “What happens now?” The most important thing to keep in mind is that PGi is still PGi. Our name and our brand aren’t going anywhere. For us it's business as usual.

All of our new products and pending product enhancements will still be released, marketed and sold as planned. All of your hard work turning PGi into the world’s best collaboration company is still as important as ever.

I know you will probably have more questions. You’ve all received an email that contains a link to frequently asked questions that we’ve uploaded to PGiLife. We’re committed to transparency and we will update you regarding this deal as we are able to do so.

In closing, I’d just like to simply say thank you. Thanks to each and every one of you across the globe for your incredible work creating PGi. It may have started with me, but it’s become what it is today because of each of you.

Let's keep doing what we're doing. Let's keep the PGi pride strong. Thank you.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of PGi. In connection with the proposed merger, PGi will prepare a proxy statement to be filed with the SEC on Schedule 14A. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of PGi. PGI’s SHAREHOLDERS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT PGi WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PGi AND THE PROPOSED MERGER. PGi’s shareholders will be able to obtain, without charge, a copy of the preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the proposed merger (when they become available), and any other documents filed by PGi with the SEC from the SEC’s website at www.sec.gov and on PGi’s website at www.pgi.com. PGi’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Premiere Global Services, Inc., c/o Sean O’Brien, 3280 Peachtree Road, NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, by emailing investors@pgi.com or by calling 1-800-749-9111, extension 8462.

PGi and its directors and officers may be deemed to be participants in the solicitation of proxies from PGi’s shareholders with respect to the special meeting of shareholders that will be held to consider the proposed merger. Information about PGi’s directors and executive officers and their ownership of PGi’s common stock is set forth in the proxy statement for PGi’s 2015 Annual Meeting of shareholders, which was filed with the SEC on April 27, 2015. Shareholders may obtain additional information regarding the interests of PGi and its directors and executive officers in the proposed transaction, which may be different than those of PGi’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.